Exhibit 10.6

Employment Agreement Addendum I

Addendum to agreement dated September 10, 2018

This first addendum to the employment agreement (the “Addendum”) is made this 10th day of March 2020, by and between OptimizeRx, Corporation (the “Company”), a Nevada Company, and Miriam Paramore (the “Executive”).

Base Salary: The Executive will receive a base salary at the annualized rate of $275,000.00 (“Base Salary”), which will be paid in accordance with normal Company payroll practices and subject to the usual and applicable required withholding(s).

Effective Date: January 1, 2020

Acknowledgment:

Except as expressly set forth herein, all other terms of the Agreement remain in full force and effect.

OptimizeRx, Corporation		Miriam Paramore

By:	William Febbo	By:	Miriam Paramore
Its:	Chief Executive Officer	Date:	March 10, 2020
Date:	March 10, 2020